THIRD AMENDMENT TO PILGRIM POWER SALE AGREEMENT
BETWEEN BOSTON EDISON COMPANY AND
MONTAUP ELECTRIC COMPANY


Boston Edison Company ("Boston Edison") and Montaup Electric Company ("Montaup") (Boston Edison and Montaup referred to hereafter as "Party" or "Parties" as the context requires) hereby enter into this Agreement dated this 18th day of November, 1998.

RECITALS
WHEREAS, Boston Edison owns a nuclear power plant in Plymouth, Massachusetts called Pilgrim Unit 1; WHEREAS, Boston Edison and Montaup are parties to an agreement dated August 1, 1972, as subsequently amended by agreements dated December 7, 1984 and December 21, 1989 providing for the sale of power by Boston Edison from Pilgrim Unit 1 to Montaup (" Power Sale Agreement"); WHEREAS, Boston Edison currently contemplates the sale of Pilgrim Unit 1 without assigning the aforesaid Power Sale Agreement to the buyer pursuant to the terms and conditions of a certain purchase and sale agreement (the "Purchase and Sale Agreement ") dated November 18, 1998 by and between Boston Edison and Entergy Nuclear Generation Company ("Entergy" or "Buyer"); WHEREAS, Boston Edison and Montaup contemplate that in connection with such sale a substitute power purchase agreement between Montaup and Buyer will be necessary; NOW, THEREFORE, Boston Edison and Montaup hereby amend the Power Sale Agreement as follows:


1. Allocation of Proceeds of Sale. On the Effective Date, as defined in Paragraph 10 below, Boston Edison shall credit eleven percent (11%) of the net sale proceeds for Pilgrim Unit 1 to Montaup. For purposes of this Amendment, "net sale proceeds" means the Pilgrim Unit 1 purchase price as set forth in the Purchase and Sale Agreement ("Purchase Price") less the costs of sale and adjustments to the Purchase Price as approved by the Massachusetts Department of Telecommunications and Energy ("MD TE"), in any order concerning in any respect the sale of, or the purchase of power from, Pilgrim Unit 1, ("Approval Order"), including but not limited to (a) out-of-pocket costs associated with the sale of Pilgrim Unit 1, provided that for purposes o f this Amendment such out-of-pocket costs shall not include Boston Edison internal labor or attorneys' fees incurred in connection with (i) the preparation of this Amendment, or (ii) seeking and obtaining any necessary regulatory approvals required relative to this Amendment and the Purchase and Sale Agreement with the sole exception of such regulatory approvals required to be obtained from the Nuclear Regulatory Commission ("NRC"), (b) severance and employee transition costs, and (c) payments by Boston Edison to the Buyer relating to the remittance of Pilgrim Unit 1 fixed operating costs; provided that Montaup may, at its option, elect to make any payments related to Pilgrim Unit 1 fixed operating costs pursuant to Paragraph 8 hereof, rat her than as part of the calculation of net sale proceeds. A description and estimate of such costs to be netted from the gross sale price is attached as Appendix A hereto. The Parties agree that the adjustments described in this Paragraph 1 shall reflect payments made by Montaup to Boston Edison pursuant to the Power Sale Agreement with respect to the items described in this Paragraph 1 prior to the Effective Date. To the extent any cost under this Paragraph is calculated on the Effective Date on the basis of an estimate, such estimate shall be trued-up within sixty (60) days and shall be charged or credited, as the case may be, through the provisions of Paragraph 8 hereof.

2. Decommissioning Costs. On the Effective Date, Montaup shall pay eleven percent (11%) of the amount determined in accordance with Appendix B hereto to Boston Edison for deposit into the "Decommissioning Trust" and the "Provisional Trust" as provided under Section 5.21 of the Purchase and Sale Agreement (or at Montaup's option, directly to said trusts); provided, however, the foregoing amount shall be reduced by payments made by Montaup for Decommissioning Expenses (as that term is defined in Section C-6.2.5 of the Power Sale Agreement) and associated earnings from the inception of the Power Sale Agreement to the Effective Date. To the extent any cost under this Paragraph is paid on the Effective Date on the basis of an estimate, such estimate shall be trued-up within sixty (60) days and shall be charged or credited, as the case may be, through the provisions of Paragraph 8 hereof.

3. Balance of Net Unit Investment. Montaup shall pay Boston Edison eleven percent (11%) of the net unit investment determined as of the Effective Date. For purposes of this Amendment, the "net unit investment" equals gross unit investment on Boston Edison's books for Montaup as of the Effective Date less the depreciation as of the Effective Date as adjusted on Boston Edison's invoices to Montaup and as determined in accordance with Federal Energy Regulatory Commission (FERC) regulations and Generally Accepted Accounting Principles. In addition, Montaup shall pay an eleven percent (11%) share of post retirement benefits, under-recovered pension costs, and National Energy Policy Act costs, all as determined as of the Effective Date and a s approved by the MDTE, in an Approval Order and less a contract adjustment of $3.5 million. An estimate of costs payable under this Paragraph is attached as Appendix C hereto. The Parties agree that the amount paid by Montaup pursuant to this Paragraph 3 shall reflect payments made by Montaup to Boston Edison pursuant to the Power Sale Agreement with respect to the items described in this Paragraph 3 prior to the Effective Date. To the extent any cost under this Paragraph is paid on the Effective Date on the basis of an estimate, such estimate shall be trued-up within sixty (60) days and shall be charged or credited, as the case may be, through the provisions of Paragraph 8 hereof.

4. Charges Incurred Prior To the Effective Date. Boston Edison has prepared a statement, attached as Appendix D hereto, of estimated charges to be billed to Montaup pursuant to the Power Sale Agreement through the Effective Date.

5. Obligation to Purchase Pilgrim Output After Sale. Coincident with the execution of this Amendment, Montaup shall execute a Power Purchase Agreement (the "PPA") with Entergy. Subject to the terms and conditions set forth therein and the conditions precedent provided below, the PPA shall be effective on the Effective Date. A copy of the PPA is attached hereto as Appendix E.

6. Billing and Accounting. The Parties' respective rights and obligations associated with billing, payment, accounting and refunds for charges incurred by Montaup pursuant to the Power Sale Agreement prior to the Effective Date shall be determined in accordance with Section C-8 of the Power Sale Agreement. Boston Edison agrees to issue a final accounting of all amounts so due under the Power Sale Agreement within sixty (60) days of the Effective Date.

7. Termination of Remaining Rights and Obligations Under Power Sale Agreement. To the extent that continuation or survival of the rights and obligations of Boston Edison and Montaup under the Power Sale Agreement are not expressly provided for in this Amendment, they are hereby extinguished.

8. Residual Liabilities and Claims. Boston Edison may incur liability to government entities or to private parties arising from its ownership or operation of Pilgrim Unit 1 prior to the Effective Date, including, but not limited to payments pursuant to M.G.L. c. 59, 38H(c). To the extent that any such liability is imposed on Boston Edison and Boston Edison is not entitled to indemnification, compensation or other reimbursement from the Buyer, or an insurer or any other party, Montaup shall remain responsible for eleven percent (11%) of all such liability. Provided, however, to the extent any claim described in this Paragraph 8 is brought against Montaup, Boston Edison shall indemnify, hold harmless and defend Montaup with respect to such claim, and Montaup's liability with respect thereto shall be limited to the eleven percent (11%) share of the amount paid by Boston Edison with respect to
such claim as described in this Paragraph.   To the extent Boston Edison
receives refunds, credits, reimbursement or other compensation from government entities or private parties associated with its ownership or operation of Pilgrim Unit 1 prior to the Effective Date or under the terms of the Purchase and Sale Agreement, Boston Edison shall remit to Montaup eleven percent (11%) of any and all such amounts, net of eleven percent (11%) of the costs of obtaining any such recoveries. A description of the matters under this Paragraph for which Montaup would have either a residual liability obligation or an entitlement to refunds, credits, reimbursement or other compensation, and an estimate of costs and recoveries associated therewith is attached as Appendix F hereto.

9. No Double Recovery. Montaup shall not ultimately be obligated to pay any amount under this Amendment which Boston Edison has previously collected from Montaup, or has recovered from any other person.

10. Conditions precedent; "Effective Date." This Amendment shall not become effective until all of the following shall have occurred:

(a) FERC issues a final and non-appealable order acceptable to Montaup, in its sole discretion, expressly approving its recovery of "Costs," as defined immediately hereafter, as just and reasonable pursuant to the provisions of Montaup's right to "Contract Termination Charges" ("CTC") as charges are defined in that certain settlement filed with FERC in Docket Nos. ER97-2800 et al., which settlement FERC approved with conditions on December 19, 1997. "Costs" for purposes of this subparagraph shall mean (a) the costs Montaup incurs under and in connection with the PPA and (b) the net costs Montaup incurs to dispose of its rights and obligations with respect to the Power Sale Agreement as provided under this Amendment;

(b) FERC issues a final and non-appealable order approving this Amendment without modification or conditions or 15 days from the date FERC issues a final and non-appealable order approving this Amendment with modifications and conditions acceptable to Boston Edison and Montaup, in each Party's sole discretion; provided, that notification of the unacceptability of such order shall be given to the other Party within 15 days from the date such order issues;

(c)  the closing of the sale of Pilgrim Unit 1 to Entergy;

(d) the determination by Montaup, in its sole discretion, that the actual costs which would be incurred by Montaup as described in this Amendment would not significantly exceed the amounts estimated by Boston Edison as stated on the several Appendices hereto;

(e) FERC issues a final and non-appealable order approving the PPA without modification or conditions or 15 days from the date FERC issues a final and non-appealable order approving the PPA with modifications and conditions acceptable to Montaup and Entergy, in each Party's sole discretion; provided that notification of the unacceptability of such order shall be given to the other Party within 15 days from the date such order issues;

(f) financing for payments to Boston Edison under this Amendment has been (i) arranged on terms acceptable to Montaup, in its sole discretion, at a rate no greater than eight percent (8%) and (ii) approved in an order issued by the MDTE acceptable to Montaup, in its sole discretion; provided, however, it is understood and agreed that Montaup shall be under no obligation to seek such financing prior to the time at which Montaup or its retail affiliates, in their sole discretion, receive an acceptable final and non-appealable financing order from the MDTE and the Rhode Island Public Utilities Commission ("RIPUC") for the fixed component of Montaup's CTC; and

(g) receipt of an order by the NRC that the minimum amount required by NRC regulations for the decommissioning of Pilgrim Unit 1 does not require funding in excess of the amounts shown on Schedule 5.21 of the Purchase and Sale Agreement, which is contained in Appendix B attached hereto. The first day following the date on which all of the conditions described in (a), (b), (c),
(d), (e), (f) and (g) of this paragraph are satisfied (or waived by the Parties) shall be considered the "Effective Date" of this Amendment; provided, however, that in the event each and every condition is not satisfied (or waived by the Parties) on or before June 30, 2000, this Amendment shall be deemed null and void.

11. Support for Regulatory Approval. The Parties shall diligently provide reasonable support and assistance and take all reasonable actions necessary to expedite and to effect issuance of such regulatory authorizations and the occurrence of other such conditions precedent as may be required under this Amendment.

12. Other Agreements. If Boston Edison enters into any agreement, amendment to an agreement, or makes an offer to or other commitment with any other wholesale electricity purchaser of Pilgrim Unit 1 (excepting any municipal electric company), Boston Edison shall promptly provide Montaup with a copy of the form of such agreement or amendment, or a document detailing the terms of such offer or other commitment. If upon review of the same Montaup, in its sole discretion, believes that such other agreement, amendment, offer or commitment contains terms more favorable to such other purchaser than the terms of this Amendment, then Boston Edison agrees to offer such terms to Montaup. Montaup may accept such terms in lieu of the terms of this Amendment, and this Amendment shall be considered null and void.

13. Assignment. The rights and obligations of the Parties under Section D-3.1 of the Power Sale Agreement shall continue in full force and effect. In addition, Montaup shall have the right to assign the Power Sale Agreement, including any and all of the rights and obligations enumerated in this Amendment to an affiliated entity; provided that such entity has the financial capacity necessary to satisfy any and all obligations so assigned.

14. Notice. Except as otherwise provided herein, any notice, invoice or other communication which is required or permitted by this Amendment shall be in writing and delivered by personal service, telecopy, or mailed certified or registered first class mail, postage prepaid, properly addressed as follows:

a)      In the case of Montaup to:
        Montaup Electric Company
        c/o EUA Service Corp.
        W. Bridgewater, Massachusetts. 02379 U.S.A.
        Attention:  Manager, Power Resource Administration
        Telecopy No:  508-583-2356

(b)     In the case of Boston Edison to:

        Boston Edison Company
        800 Boylston Street
        Boston, Massachusetts 02199
        Attention:  Director of Financial and Regulatory Planning
        Telecopy No:  617-424-2605

Another address or addressee may be specified in a notice duly given as provided. Each notice, invoice or other communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given and received for all purposes at such time as it is delivered to the address (with return receipt, the delivered receipt, the affidavit of the messenger or with respect to a telecopy, the answer back, being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressees upon presentation.

15. Reservation of Rights. Montaup reserves all rights and defenses that exist pursuant to the Power Sale Agreement and prior settlements between the Parties with respect to any amounts paid by Montaup pursuant to this Amendment, including but not limited to such costs that are incurred by reason of Boston Edison's negligence, willful misconduct, or violation of any law or regulation.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives as of the date first above written.


BOSTON EDISON COMPANY

By     /s/ Douglas S. Horan
Name:  Douglas S. Horan
Title: Senior Vice President and General Counsel


MONTAUP ELECTRIC COMPANY

By     /s/ Kevin A. Kirby
Name:  Kevin A. Kirby
Title: Vice President